Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BENITEC BIOPHARMA INC.

The undersigned, being the Chief Executive Officer of Benitec Biopharma Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby amend and certify as follows:

1. That the name of the Corporation is Benitec Biopharma Inc., and that the Corporation was originally incorporated pursuant to the Delaware General Corporation Law on November 22, 2019, under the name Benitec Biopharma Inc.

2. That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

Article IV of the Amended and Restated Certificate of Incorporation is amended and restated to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is one hundred sixty-five million (165,000,000) shares, of which 160 million (160,000,000) shares shall be Common Stock with a par value of $0.0001 per share, and five million (5,000,000) shares shall be Preferred Stock with a par value of $0.0001 per share.

A.

Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.

Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

3. That this Certificate of Amendment shall be effective as of 5:30 p.m. Eastern Time on December 9, 2024.

4. Except as set forth in this Certificate of Amendment, the Amended and Restated Certificate of Incorporation, as previously amended, remains in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 9th day of December, 2024.

/s/ Dr. Jerel Banks
Dr. Jerel Banks
Chief Executive Officer

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